As filed with the Securities and Exchange Commission on October 25, 2019

Registration No. 333-224919

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDEMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-224919

UNDER

THE SECURITIES ACT OF 1933

BBQ HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Minnesota	83-4222776
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

(Address of principal executive offices) (Zip Code)

12701 Whitewater Drive, Suite 290, Minnetonka, MN 55343

(952) 294-1300

(Registrant’s telephone number, including area code)

2

Jeffery Crivello
Chief Executive Officer
BBQ Holdings, Inc.
12701 Whitewater Drive, Suite 290
Minnetonka, MN 55343
(952) 294-1300
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to: J.C. Anderson Gray, Plant, Mooty, Mooty & Bennett, P.A. 500 IDS Center 80 South Eighth Street Minneapolis, MN 55402 (612) 632-3002

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☐	Smaller Reporting Company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”) to Registration Statement on Form S-3 No. 333-224919 (the “Registration Statement”) is being filed by BBQ Holdings, Inc. (the “Company” or the “Registrant”) pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the holding company reorganization (the “Merger”) of Famous Dave’s of America, Inc. (now known as the “Predecessor Company”). The Merger was completed on September 17, 2019 pursuant to the Agreement and Plan of Merger, dated as of September 6, 2019, by and among the Company, the Predecessor Company and BBQ Merger Sub, Inc. (“Merger Sub”), which resulted in the Company owning all of the outstanding capital stock of the Predecessor Company. Pursuant to the Merger, Merger Sub, a direct, wholly-owned subsidiary of the Company and an indirect, wholly-owned subsidiary of the Predecessor Company, merged with and into the Predecessor Company, with the Predecessor Company surviving as a direct, wholly-owned subsidiary of the Company. The Merger was conducted pursuant to Section 302A.626 of the Minnesota Business Corporation Act of the State of Minnesota, which provides for the formation of a holding company without a vote of the stockholders of the constituent corporation. As a result of the Merger, the Company became the successor issuer to the Predecessor Company pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In the Merger, each share of each class of stock of the Predecessor Company issued and outstanding immediately prior to the Merger was converted automatically into an equivalent corresponding share of stock of the Company, having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of stock of the Predecessor Company being converted. Accordingly, upon consummation of the Merger, the Predecessor Company’s then-current stockholders became stockholders of the Company.

The Registrant is filing Post-Effective Amendment No. 1 pursuant to Rule 414 under the Securities Act solely to update the Registration Statement as a result of the Merger. In accordance with Rule 414(d) under the Securities Act, except as modified by this Post-Effective Amendment No. 1, the Registrant, now as successor issuer to the Predecessor Company pursuant to Rule 12g-3 of the Exchange Act, hereby expressly adopts the Registration Statement as its own Registration Statement for all purposes of the Securities Act and the Exchange Act, as updated by subsequent filings under the Exchange Act.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.                                                  Other Expenses of Issuance and Distribution.

The information set forth in this item is incorporated by reference from Item 14 of Registration Statement on Form S-3 No. 333-224919, effective as of May 14, 2018.

Item 15.                                                  Indemnification of Directors and Officers.

Indemnification Under the Minnesota Business Corporation Act

The Company is subject to Minnesota Statutes, Chapter 302A, the Minnesota Business Corporation Act. Section 302A.521 of the Minnesota Business Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a Minnesota corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are as follows:

 (a) such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (b) such person must have acted in good faith; (c) no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3, requires payment by the Registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

The Company also maintains a director and officer insurance policy to cover the Company, its directors and its officers against certain liabilities.

Indemnification under the Articles and Bylaws

Article 7 of the Company’s Articles provides that, to the fullest extent permitted by law, a director of the Company shall not be personally liable to the Company or to its shareholders for any breach of fiduciary duty as a director.

Article 6 of the Company’s Bylaws provides that the Company shall indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Minnesota.

Item 16.                                                  Exhibits.

Exhibit No.	Description
2.1

Plan of Merger, dated September 6, 2019, among Famous Dave’s of America, Inc., BBQ Holdings, Inc., and BBQ Merger Sub, Inc. incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K12B filed on September 17, 2019.

3.1	BBQ Holdings, Inc. Articles of Incorporation, dated March 29, 2019, incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K12B filed on September 17, 2019.
3.2	BBQ Holdings Inc. Bylaws dated March 29, 2019, incorporated by referenced to Exhibit 3.2 of the Company’s Form 8-K12B filed on September 17, 2019.
4.1	Stock Purchase Agreement dated November 10, 2017 between Famous Dave’s of America, Inc. and PW Partners, LLC, incorporated by reference to Exhibit 10.1 to Form 8-K filed November 13, 2017.
4.2	Registration Rights Agreement dated November 10, 2017 between Famous Dave’s of America, Inc. and PW Partners, LLC, incorporated by reference to Exhibit 10.2 to Form 8-K filed November 13, 2017.
4.3*	Form of Specimen Common Stock Certificate.
5.1*	Opinion of Gray, Plant, Mooty, Mooty and Bennett, P.A.
23.1*	Consent of Grant Thornton LLP.
23.2	Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (included in Exhibit 5.1).

Item 17.                                                  Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                 That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)                                     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)                                  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)                                 That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minnetonka, in the State of Minnesota, on October 25, 2019.

FAMOUS DAVE’S OF AMERICA, INC.

By:	/s/ Paul M. Malazita
Name: Paul M. Malazita
Title: Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the individuals whose signature appears below constitutes and appoints Jeffery Crivello or Paul M. Malazita, or either of them, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to this Registration Statement has been signed on October 25, 2019 by the following persons on behalf of the Registrant, in the capacities indicated.

Signature	Title

/s/ Jeffery J. Crivello	Chief Executive Officer and Director
Jeffery J. Crivello

/s/ Paul M. Malazita	Chief Financial Officer and Secretary
Paul M. Malazita

/s/ David L. Kanen	Non-Executive Chairman of the Board of Directors
David L. Kanen

/s/ Anand D. Gala	Director
Anand D. Gala

/s/ Peter O. Haeg	Director
Peter O. Haeg

/s/ Joseph M. Jacobs	Director
Joseph M. Jacobs

/s/ Richard A. Shapiro	Director
Richard A. Shapiro

/s/ Richard S. Welch	Director
Richard S. Welch

/s/ Bryan L. Wolff	Director
Bryan L. Wolff